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                                                                   Exhibit 10.4


                         BENEFIT EQUALIZATION PLAN FOR

                       EMPLOYEES OF COMERICA INCORPORATED


                                    PREAMBLE


     Comerica Incorporated maintains the Comerica Incorporated Retirement Plan and Manufacturers National Corporation formerly maintained the Manufacturers National Corporation Pension Plan. In June of 1992, Manufacturers National Corporation merged into Comerica Incorporated. Effective as of December 31, 1993, the Manufacturers National Corporation Pension Plan was merged into the Comerica Incorporated Retirement Plan.

     Effective as of October 28, 1980, Comerica Incorporated established the "Comerica Incorporated Nonqualified Retirement Income Guarantee Plan", the purpose of which is to restore benefits not available to participants of the Comerica Incorporated Retirement Plan due to tax law limitations.
Manufacturers National Corporation established the "Benefit Equalization Plan For Employees of Manufacturers National Corporation" effective as of January 1, 1983 in order to restore benefits not available to participants of the Manufacturers National Corporation Pension Plan due to tax law limitations.

     Due to the merger of the Manufacturers National Corporation Pension Plan into the Comerica Incorporated Retirement Plan the raison d'etre for the Benefit Equalization Plan For Employees of Manufacturers National Corporation disappeared. As a consequence, the Board of Directors of Comerica Incorporated approved the merger





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of the Comerica Incorporated Nonqualified Retirement Income Guarantee Plan into the Benefit Equalization Plan For Employees of Manufacturers National Corporation, the renaming of the latter plan as the Benefit Equalization Plan For Employees of Comerica Incorporated and the amendment and restatement of such plan as renamed to provide as set forth herein.





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Section 1.  Purpose and Effective Date.

     The sole purpose of this Plan is to assure that Participants who have a vested right to receive benefits under the Qualified Plan will receive the same value of benefits they would receive but for the limitations on contributions and benefits contained in ERISA and Sections 401(a)(17), 415 and 416 of the Code, and, also, but for the nonrecognition under the Qualified Plan of deferred incentive compensation under the Manufacturers Incentive Compensation Plans. This Plan is not intended to and shall not be construed so as to provide any Participant receiving benefits under the Qualified Plan, and where applicable, this Plan, with benefits which, in the aggregate, either have a greater or lesser value than the benefit which would result from the calculation made under the applicable provisions of the Qualified Plan without giving effect to the benefit limitation provisions of ERISA and the Code and regulations promulgated thereunder, or the nonrecognition of compensation deferred under the Manufacturers Incentive Compensation Plans. The provisions of this restated Plan shall be effective as of December 31, 1993.





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Section 2.  Definitions.

     The following words and phrases, wherever capitalized, shall have the following meanings respectively:

     A. "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

     B.   "Company" means Comerica Incorporated, a Delaware corporation.

     C. "ERISA" means the Employee Retirement Income Security Act of 1974 (Public Law 93-406), as from time to time amended.

     D. "Manufacturers Incentive Compensation Plans" means the following plans: (i) the Manufacturers National Corporation Executive Incentive Plan;
(ii) the Manufacturers National Corporation Trust Investment Incentive Plan;
(iii) the Manufacturers National Corporation Institutional Trust Sales and Servicing Plans; (iv) the Manufacturers National Corporation Private Banking Sales and Servicing Plans; (v) the Manufacturers National Corporation incentive plans for: Foreign Exchange Trading, Mergers and Acquisitions, and Commercial Mortgage Banking Services; and (vi) any similar incentive compensation plans formerly maintained by Manufacturers National Corporation for employees of its business units as determined by the Company's Employee Benefits Committee.

     E. "Participant" means an individual who at the time in question is participating in the Plan pursuant to Section 3.





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     F.   "Plan" means the plan set forth herein which is to be known as the
"Benefit Equalization Plan For Employees of Comerica Incorporated."

     G. "Qualified Plan" means the Comerica Incorporated Retirement Plan (1994 Amendment and Restatement).





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Section 3.  Eligibility and Participation.

     Any participant of the Qualified Plan whose benefits thereunder are limited by the provisions of Sections 401(a)(17), 415 and/or 416 of the Code or by the nonrecognition under the Qualified Plan of compensation deferred under any of the Manufacturers Incentive Compensation Plans shall automatically participate in and accrue benefits under this Plan.





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Section 4.  Amount of Benefits.

     The benefits payable under this Plan shall equal the excess, if any, of:

     (a) the benefits which would have been paid to such Participant for his or her life only at normal retirement under the Qualified Plan if the provisions of such plan were administered and benefits paid without regard to the special benefit limitations added to such plan to conform it to Sections 401(a)(17), 415 and 416 of the Code, and including in the benefit calculation compensation of the Participant which was deferred under the Manufacturers Incentive Compensation Plans and which is not otherwise recognized under the Qualified Plan, over

     (b) the benefits which would be payable to such Participant for his or her life only at normal retirement under the Qualified Plan;

such excess then to be converted to its actuarial equivalent (as that term is defined in the Qualified Plan) to account for (i) the benefit commencement date of the benefit under this Plan, using the early retirement pension reduction factors set forth in the Qualified Plan, and (ii) the payment method determined pursuant to the following paragraph and computed in each case on the assumption that the assets in the Qualified Plan are sufficient to pay all vested benefits. (If the benefit commencement date under this Plan is earlier than the earliest date upon which benefits are payable to such Participant under the Qualified Plan, then such excess





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shall be further reduced by 5/12 percent for each month or fraction thereof from the commencement of the benefit under this Plan until the date on which such Participant would attain age 55.)

     Calculation of the amount of benefits under this Plan shall disregard the method of payment selected by the Participant under the Qualified Plan. The method of payment under this Plan shall be in the form of a 50% joint and survivor annuity with the Participant's spouse as the joint annuitant. The benefit under this Plan shall be calculated using the age of the joint annuitant (if any) at the date benefits commence under this Plan. If the Participant has no spouse, then the benefit under this Plan shall be paid in the form of an annuity for the life of the Participant.

     Nothing herein shall restrict the right of the Company to amend the Qualified Plan and the computations under this section shall be made according to the terms of the Qualified Plan in effect at the time the benefits first become payable.





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Section 5.  Payment of Benefits and Establishment of Trust.

     A. Payment of benefits under this Plan shall commence on the first day of the month next succeeding the day on which the Participant terminates employment with the Company.

     B. The Company may establish a Trust to be entitled "Trust for the Benefit Equalization Plan for Employees of Comerica Incorporated" with Comerica Bank of Detroit, Michigan as Trustee. If the Company establishes a Trust, the Company intends, but is not obligated to, fund the Trust with an amount which, on the same actuarial basis employed with respect to the funding of the Qualified Plan, is expected to provide funds equal to the sum of the expected benefits under this Plan. The Company shall augment the funds in the Trust from time to time as required. The assets of the Trust shall at all times be subject to levy by the Company's general creditors and Participants of this Plan shall have no greater right to the Trust assets than other unsecured general creditors of the Company.





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Section 6.  Rights of Employees.

     A. Except to the extent provided in Section 7 below, no employee or spouse or beneficiary of an employee shall at any time have any vested rights to receive the benefits provided by this Plan.

     B. No right or interest of any Participant in the Plan shall be assignable or transferable, otherwise than by will or the laws of descent or pursuant to a beneficiary designation, nor shall such right or interest be subject to any lien directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.





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Section 7.  Amendment and Discontinuance.

     The Company expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such an amendment or discontinuance is deemed necessary or desirable. In the event the Company does amend or discontinue this Plan, the Company shall be liable for any benefits that shall have accrued under this Plan to those persons who are eligible under
Section 3 as of the date of such amendment or discontinuance, such accrued benefits to be determined as though the employee had terminated employment at the date of such amendment or discontinuance.





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Section 8.  Administration.

     A. This Plan shall be administered by the Employee Benefits Committee of the Company as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Code. The Committee shall have full power to construe and interpret the Plan, and the Committee's decisions in all matters involving the interpretation and application of this Plan shall be conclusive. The claims procedure of the Qualified Plan shall apply to this Plan.

     B. The Plan shall at all times be maintained by the Company and administered by the Committee as a plan wholly separate from the Qualified Plan.





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Section 9.  Additional Benefit.

     In addition to the purpose of Section 1 of this Plan, this Section shall, for individuals who are (or may be later) specifically named by resolution of the Board of Directors of the Company, increase the benefit determined under
Section 4(a) of this Plan by including in the benefit calculation all of the individual's service with the Company (and its predecessors) from the date of the individual's initial participation in the Qualified Plan until the individual's retirement date and disregarding any breaks in service occurring before January 1, 1990; provided, however, that each named individual shall be entitled to an additional benefit derived from this Section only if the individual's employment with the Company continues until or after the date he or she attains age 62.

     Each individual who is specifically named by resolution of the Board of Directors to be entitled to the benefit established by this Section shall receive such benefits upon the condition that during the period such individual is entitled to payments of deferred compensation under this Section, he will not directly or indirectly enter into or engage in any banking or related businesses in the geographic area served by the Company either as an individual on his own account, as a partner or joint venturer, as an employe or agent, or as an officer or director of a competing organization.

     The Compensation Committee of the Board of Directors of the Company may, in its sole discretion and by way of a resolution of





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the Committee, waive or modify the age 62 employment requirement and the noncompetition requirement for any named individual as well as any other restrictions imposed on the individuals by the provisions hereof. Any additional benefit derived from this Section shall be treated as a benefit payable under Section 4 for the purpose of Sections 4, 5, 6, and 7 of this Plan.





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